                                                                   EXHIBIT 23.03

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Design2Deploy, Inc. 2000 Stock Plan and Options Granted by Jareva Technologies, Inc. Outside of 2000 Stock Option Plan as assumed by VERITAS Software Corporation, of our report dated January 23, 2001, except for
Note 20, insofar as it relates to the year 2000, as to which the date is March 14, 2003, with respect to the consolidated financial statements (as restated) and schedule of VERITAS Software Corporation for the year ended December 31, 2000, included in the Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP



San Jose, California
April 3, 2003